Exhibit 99

June 2008 Shareholder Letter

Dear Amerityre Shareholders:

Like those shareholders who have supported Amerityre over the years, I believe the unique polyurethane formulations we have developed will substantially simplify the tire production process and allow for the creation of tire products with superior performance characteristics compared to conventional rubber tires.

I also believe that the manufacturing processes Amerityre has developed to produce polyurethane tires are more efficient than traditional tire manufacturing processes, in part because our polyurethane compounds do not require the multiple processing steps, extreme heat, and high pressure that are necessary to cure rubber.  Using our polyurethane technologies, I am convinced that tires can be produced that last longer, are less susceptible to failure, offer improved fuel economy and are more environmentally friendly.

A strong management team is essential to achieving the goals we have set for Amerityre. In this regard, we have recently hired Michael Kapral to serve as our Vice President of Marketing. Mike has an extensive 25 year career in the tire and tire products industry and will be invaluable as we move forward to commercialize our polyurethane tire technologies.

This is an exciting time for Amerityre and its shareholders.  Because of the foregoing reasons I want you to know that I am excited to be serving as Amerityre’s President and CEO.

Our most recent activities in our five principal product areas are presented below.

Tire Fill: In January we announced the formation of an internal sales group to specifically target suppliers and OEM (original equipment manufacturer) users of tire fill in the construction, industrial and mining applications. We showcased our Amerifill™ light weight fill material at two industry trade shows held in Las Vegas during February and March 2008 and expect to recognize the first significant revenues from this product during the fiscal quarter ending June 30, 2008. In addition, we have been working with a European marketing partner to commence sales of this product in Europe.

Low Duty Cycle Tires: In February we announced that Amigo Mobility, a leading manufacturer of mobility products, will be using our Flatfree™ polyurethane tires as original equipment on the Amigo Mobility SmartShopper.  We estimate that we will initially supply Amigo Mobility with approximately 25,000 tires per year.  We think there is substantial growth potential for our products in the mobility industry. Our acquisition of the manufacturing assets of Kik Technology, Inc. (“Kik”) in March 2008 has given us a broader spectrum of foam tire products.  Kik founder, William Knooihuizen, has joined us as a Senior Account Manager.  Kik’s customers have been notified that the products they were purchasing from Kik are now available from Amerityre, and we’ve completed filling Kik back-orders that had accumulated prior to the acquisition. Currently both product catalogs are being combined. The last full year of production Kik had product sales of approximately $1.6 million.

Solid Tires: We recently announced that we had been awarded the production business by Oxbo International Corporation to supply the 50-lb. gage tires used in farm implements employed in chopping or baling alfalfa or hay.  This event is of major importance because it signals the initiation of volume production of solid polyurethane tires at Amerityre.  This project is expected to result in revenues of approximately $200 thousand annually.  Oxbo is a major manufacturer of specialized agricultural equipment and currently supplies products worldwide to more than 20 countries. We have started development of the next solid polyurethane tire product for Oxbo.  Other potential commercial applications for the solid polyurethane elastomer tires include forklift and aperture tires used in the construction and material handling industry. We have recently demonstrated, using our advanced manufacturing techniques, the capability to manufacture solid forklift tires at the rate of a tire per minute.  Forklift tires made using this technology are currently being evaluated by several companies.

Composite Tires: There are multiple applications for use of our polyurethane elastomer material as treads for new or retread tire casings. The first commercial application for this technology is being initiated by Desert Research Technology (“DRT"), to manufacture paddle-type sand tires.  DRT expects to commence commercial production of this product during the fiscal quarter ending June 30, 2008 and we will supply DRT with the chemical system necessary to produce the tires. In addition, our licensee, Qingdao Qizhou Rubber Company, Ltd. (“Qingdao”), is nearing completion of an OTR retread facility outside Qingdao, China.  Qingdao has represented to us that it expects to have its facility ready for initial production of prototype retread polyurethane OTR mining tires prior to the end of the fiscal quarter ending June 30, 2008.

Pneumatic Tires: Shortly after successfully completing testing to FMVSS 139 in November 2007, Amerityre achieved consistent build quality in our prototype pneumatic tires.  Amerityre has been building and making these tires available to special parties to test.  We have made prototype tires available to one North American car company and one North American tire company as well as one company outside the US.  Initial results indicate that the traction of the polyurethane tire design (i.e., the “Arcus” run-flat tire) to be somewhat less than the comparable rubber tire.  We are currently reformulating our material for the pneumatic polyurethane tire to achieve the targeted traction result.  However, these tests have also shown that the polyurethane tires exhibit significantly less rolling resistance than the rubber tire. This is good, since lower rolling resistance translates into better fuel economy.  The lower rolling resistance of our polyurethane tires indicates that a 5 to 10 percent improvement in fuel economy could be achieved.  With 400 million gallons of gasoline used in the U.S. daily, the savings could be as great as 40 million gallons per day or 14.6 billion gallons per year.  At $4.00 per gallon that means that consumers could save up to $58 billion each year using polyurethane tires.

Using less fuel is also a tremendous environmental benefit. Since each gallon of gasoline burned produces approximately 20 lbs. of CO2, it is estimated a fuel savings of 10% would reduce greenhouse gas emissions by as much as 800 million lbs. every single day.

Other Activities: I have been invited to give two presentations at the International Tire Exhibition and Conference (ITEC) to be held in Akron, Ohio, September 16-18.  The titles of the presentations are Price Competitive High Volume Solid Polyurethane Tire Production and A Status Report on the Amerityre Pneumatic Polyurethane Passenger Car Tire.  This invitation indicates the interest that the tire community has in the technologies that are being developed at Amerityre.   ITEC typically attracts 2,500 attendees from as many as 20 countries and includes professionals from all sectors of the tire business.

I hope this letter has given you some insight into the recent events that are shaping Amerityre’s future as we move forward to commercialize our polyurethane tire technologies.

Best regards,

/s/Gary N. Benninger

Gary N. Benninger

President and CEO